P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Chuck Sulerzyski
July 19, 2021		President and CEO
(740) 374-6163

PEOPLES BANCORP INC. ELECTS NEW DIRECTOR
_____________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (Nasdaq: PEBO) today announced that Frances A. Skinner has been elected to the Peoples Board of Directors. She also joined the Board of Directors of Peoples’ banking subsidiary, Peoples Bank. Ms. Skinner, 57, is a partner and co-founder of AUM Partners, LLC, Libertyville, Illinois, a consulting firm specializing in leadership development at financial services firms, where she worked from 2009 to 2018 and from 2019 to present. Ms. Skinner also currently serves as an independent director at Fenimore Asset Management, Cobleskill, New York, a privately held investment advisory firm, a position she has held since 2019.

A Certified Public Accountant (“CPA”) and Chartered Financial Analyst (“CFA”), Ms. Skinner served as Chief Administrative Officer – Investments, for Diamond Hill Investment Group, Columbus, Ohio, from 2018 to 2019. Diamond Hill Investment Group is a publicly traded holding company for Diamond Hill Capital Management, Inc., an investment advisory firm. Ms. Skinner served as an independent member of the Board of Directors of Diamond Hill Investment Group from 2010 to 2018, during which time she chaired the Compensation Committee and also served on the Audit Committee and Governance/Nominating Committee.

“We are delighted to have Fran join our Board,” said Susan Rector, Peoples’ Chairman of the Board. “The Board will benefit greatly from Fran’s technical knowledge as a CPA and CFA and from her years of experience in the investment industry. We also look forward to benefiting from her knowledge and experience in leadership development.”

Chuck Sulerzyski, President and Chief Executive Officer for Peoples, said that he too is pleased with Ms. Skinner’s election. “Fran is a wonderful addition to our Board. Her prior experience as an independent director of a publicly traded firm, having served on the audit, compensation and governance/nominating committees, allows her to provide valuable insights and perspective to Peoples. I am delighted that she has joined us.”

Prior to joining the board of Diamond Hill Investment Group, Ms. Skinner worked from 2003 to 2009 as an independent consultant with Focus Consulting Group, Long Grove, Illinois. From 1987 to 2003, Ms. Skinner worked for Allstate Investments, LLC, Northbrook, Illinois, and from 1986 to 1987, she worked for Mellon Financial Services, Oak Brook, Illinois. In total, Ms. Skinner has more than 30 years of experience in leadership and consulting positions within the investment industry. Ms. Skinner holds a B.A. degree from St. Xavier University, and an M.B.A. degree from University of Illinois - Chicago.

Peoples is a diversified financial services holding company that makes available a complete line of banking, trust and investment, insurance, premium financing and equipment leasing solutions through its subsidiaries. Peoples has been headquartered in Marietta, Ohio since 1902 and has an established heritage of financial stability, growth and community impact. As of March 31, 2021, Peoples had $5.1 billion in total assets, 89 locations, including 76 full-service bank branches in Ohio, West Virginia and Kentucky. Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Peoples offers services through Peoples Bank (which includes the divisions of Peoples Investment Services, Peoples Premium Finance and North Star Leasing) and Peoples Insurance Agency, LLC.

END OF RELEASE